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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
-------------------------------------------------------------------------------
                                 Amendment No. 1

                                       to

                                   SCHEDULE TO
    Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities
                               Exchange Act of 1934

                             -------------------------
                           SIRIUS SATELLITE RADIO INC.
                       (Name of Subject Company (issuer))

                           SIRIUS SATELLITE RADIO INC.
                        (Name of Filing Person (offeror))

                 8 3/4% Convertible Subordinated Notes due 2009
                         (Title of Class of Securities)

                                   125127 AJ 9
                      (CUSIP Number of Class of Securities)

                               PATRICK L. DONNELLY
             EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                           SIRIUS SATELLITE RADIO INC.
                     1221 AVENUE OF THE AMERICAS, 36TH FLOOR
                            NEW YORK, NEW YORK 10020

                                 (212) 584-5100
    (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                            -------------------------

                                    Copy to:
                              GARY L. SELLERS, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017
                                 (212) 455-2000

                            -------------------------

Check the following box if the filing is a final amendment reporting the results of the tender offer. [ X]


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    This Amendment No. 1 to the Issuer Tender Offer Statement on Schedule TO
relates to the results of an offer by Sirius Satellite Radio Inc., a Delaware corporation (the "Company"), to exchange all of the Company's outstanding 8 3/4% Convertible Subordinated Notes due 2009 (the "Convertible Notes") for the Company's common stock, par value $0.001 per share ("Common Stock"), upon the terms and subject to the conditions contained in the Prospectus and Solicitation Statement dated January 30, 2003 and the related Letter of Transmittal and Consent.

    The Company reports that $14,717,000 in principal amount, or 89.41% of the outstanding principal amount, of the Convertible Notes was tendered in the exchange offer for the Company's Common Stock. Pursuant to the terms of the exchange offer, holders of a majority in aggregate principal amount of, and accrued interest on, the outstanding debt of the Company reduced the minimum tender condition to the exchange offer to 90% in aggregate principal amount of outstanding indebtedness and eliminated any minimum requirement with respect to the Convertible Notes. On March 7, 2003, the Company issued an aggregate of 12,436,656 shares of Common Stock to holders of 8 3/4% Convertible Subordinated Notes due 2009 who had validly tendered in the exchange offer.

    This Amendment No. 1 to the Issuer Tender Offer Statement on Schedule TO is being filed in satisfaction of the reporting requirements of Rule 13e-4(c)(4) promulgated under the Securities Exchange Act of 1934, as amended.

Items 1 - 11.

Not applicable.

Item 12.      Exhibits.

  Exhibit No    Description
  (a)(1)(i)     Prospectus and Solicitation Statement, dated January 30, 2003 (incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 333-101317)(the "Registration Statement)).

  (a)(1)(ii)    Form of Letter of Transmittal and Consent (incorporated by reference to Exhibit 99.1 to the
                Registration Statement).

  (a)(1)(iii)   Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to the
                Registration Statement).

  (a)(1)(iv)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
                (previously filed herewith).

  (a)(1)(v)     Form of Letter to Clients (previously filed herewith).

  (a)(1)(vi)    Form of Master Ballot (incorporated by reference to Exhibit 99.4 to the Registration Statement).

  (a)(1)(vii)   Form of Ballot (incorporated by reference to Exhibit 99.3 to the Registration Statement).

     (a)(2)     None.

     (a)(3)     None.

     (a)(4)     Filed herewith as Exhibit (a)(1)(i).

     (a)(5)     Press release issued on January 30, 2003 (previously filed herewith).

       (b)      None.

       (d)      Lockup Agreement, dated as of October 17, 2002 (incorporated by reference to
                Exhibit A to the Registration Statement).

       (g)      None.

       (h)      Tax Opinion of Simpson Thacher & Bartlett (incorporated by reference to Exhibit 8.1 to the Registration Statement).

Item 13.  Information required by Schedule 13E-3.

      Not applicable.

                                      2




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                                    SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                         SIRIUS SATELLITE RADIO INC.

                                         By: /s/ Patrick L. Donnelly
                                             ----------------------------
                                             Patrick L. Donnelly
                                             Executive Vice President,
                                             General Counsel and Secretary



Dated: March 7, 2003



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